Exhibit No. 99.1

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780-1551
Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E
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GYRODYNE ANNOUNCES PLANS FOR RIGHTS OFFERING TO SHAREHOLDERS

ST. JAMES, New York, July 13, 2011 – Gyrodyne Company of America, Inc. (NASDAQ:GYRO) announced today that it filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for a rights offering in which shareholders will receive non-transferable rights to purchase additional shares of Gyrodyne common stock, par value $1.00 per share. The rights will be issued to all shareholders as of a record date, which will be determined promptly following the registration statement being declared effective by the SEC. The subscription price has also yet to be determined.  Gyrodyne will provide notice of the record date and subscription price at such time as they are determined.  Assuming the rights offering is fully subscribed, Gyrodyne currently expects the net proceeds of the offering to be approximately $9 million.

The proposed rights offering will also include an over-subscription privilege, which will entitle a shareholder who exercises all of its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right.  In the event the rights offering is over-subscribed, Gyrodyne may, in its sole discretion, elect to offer a number of additional shares to fulfill over-subscription requests such that the maximum net proceeds in the offering would be approximately $10 million.

The number of shares that each shareholder will be able to purchase will depend on the market price of Gyrodyne’s stock when the subscription price is determined.  The offering is expected to commence shortly after the registration statement for the shares and rights is declared effective by the SEC.

The net proceeds of the offering will be used to pursue Gyrodyne’s rights in its condemnation litigation, to fund the cost of pursuing development rights for its Flowerfield property, to make necessary capital improvements in its real estate portfolio and for general working capital.

Gyrodyne reserves the right to modify, postpone or cancel the rights offering at any time prior to the closing of the sale of the shares in the offering.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy the rights or the underlying shares, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York City metropolitan area.  Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans.  Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia.  Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,700 plus acre property in Palm Beach County, Florida, also the subject of development plans.  Gyrodyne’s common stock is traded on the NASDAQ Capital Market under the symbol GYRO.  Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Gyrodyne is a party to a lawsuit against the State of New York for just compensation for 245.5 acres of its Flowerfield property taken by Stony Brook University under eminent domain on November 2, 2005.  In the lawsuit, the Court of Claims has ordered New York State to pay Gyrodyne an additional $98,685,000 (in addition to the $26,315,000 paid by the State at the time of the taking) plus statutory interest on the additional amount at the rate of nine percent (9%) per annum from November 2, 2005 to the date of payment, as well as an additional $1,475,000 for actual and necessary costs, disbursements and expenses incurred by Gyrodyne in the lawsuit.  The State is appealing the foregoing judgments.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology.  Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain additional capital in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne’s SEC reports.

Media Contact:  MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or telephone (800) 322-2885 (toll free).